Exhibit 99.1
NEWS ANNOUNCEMENT                                  FOR IMMEDIATE RELEASE

PERFUMANIA HOLDINGS REPORTS FIRST QUARTER
NET SALES OF $105 MILLION

BELLPORT, N.Y., June 14, 2016 - Perfumania Holdings, Inc. (NASDAQ: PERF) (“Perfumania” or the “Company”) a U.S. specialty retailer and distributor of fragrances and related beauty products, today reported operating results for the three months ended April 30, 2016.

($ in thousands, except per share data & percentage)	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015	Change
Net sales retail	$51,675	$68,670	(24.7%)
Net sales wholesale	53,464	59,540	(10.2%)
Total net sales	$105,139	$128,210	(18.0%)

Gross profit retail	$26,329	$33,480	(21.4%)
Gross profit wholesale	25,440	28,998	(12.3%)
Total gross profit	$51,769	$62,478	(17.1%)

Gross profit margin	49.2%	48.7%	50 bps
(Loss) income from operations	($4,702)	$1,567	—
Net loss	($6,409)	($165)	—
Net loss per basic and diluted common share	($0.41)	($0.01)	—
Average number of stores in operation	306	318	(12)

Michael Katz, President and Chief Executive Officer of Perfumania, commented, "We entered fiscal 2016 focused on advancing our strategic priorities to improve profitability. During the fiscal first quarter, we made further progress toward optimizing our retail footprint, evolving our brand portfolio, further leveraging our omni-channel operations and introducing new concepts across our retail stores to offset the challenging consumer environment, which impacted our retail and wholesale operations. We also completed the first phase of our technology initiative during the quarter, which is bringing new efficiencies to our operations and work flow, as well as an improved customer experience at our retail locations. As expected, the transition of our largest consignment account to a wholesale client was responsible for a significant part of the decline in first quarter net sales.

“After conducting a comprehensive review of all our stores, and consistent with our ongoing efforts to improve the profitability of our retail operations through the optimization of our existing store footprint, we elected to close a number of under-performing stores during the first quarter of fiscal 2016. While the store closings have impacted our top line results, we expect the ongoing evaluation of under-performing locations will improve the overall returns from our retail footprint going forward, allowing us to better allocate our operating, marketing, merchandising and financial resources to create an elevated customer experience while better aligning SG&A with revenues.

“During the first quarter, we generated healthy results across several of our brands, including Vince Camuto, Rihanna, Kenneth Cole and Tommy Bahama, while continuing to evolve our fragrance portfolio. Building on the successful introduction in the fourth quarter of fiscal 2015 of the Vince Camuto fragrances, Capri and Eterno, we are pleased to report the launch of the newest Kenneth Cole fragrance, Mankind Hero, during the first quarter this year. Additionally and as previously disclosed, we recently signed a partnership with another world-renowned fashion icon that we expect to announce shortly. Looking ahead, we continue to engage in discussions with additional designer license partners with the goal of expanding our growing designer fragrance portfolio and revenues.

“In fiscal 2015, we launched a comprehensive business information program aimed at improving our technology infrastructure with new computer systems and corporate and information technology enhancements. During the first quarter of fiscal 2016, we completed the roll-out of phase one of this initiative, integrating new state-of-the-art point-of-sale technology into our Perfumania retail business, including full omni-channel capabilities. These new capabilities allow our retail associates to cross-promote and cross-sell products, leverage our recently enhanced e-commerce platform and elevate the in-store customer experience, which we expect to drive sales and enable a seamless consumer experience across all touch points and channels.”

Mr. Katz, added, “Our 300 plus stores are a vital part of our business and we continue to identify ways to highlight and promote our portfolio of appealing merchandise to our customers. Our use of digital innovation will enable us to deliver a superior shopping experience to our customers, and we are also reviewing the product mix and store layouts to offer a fresh, innovative and convenient way for our customers to shop. As such, we expect to incorporate additional product offerings that, while new and different, are also tangential to our core fragrance offerings. As an example, we are evaluating various growth opportunities for our travalo offering, a unique way for customers to experience the wide selection of fragrances we carry in a more economical manner.

“As other retailers have reported, the first quarter continued to present a challenging consumer environment. During the quarter our retail and wholesale operations experienced lower foot traffic, particularly at locations in B and C-rated malls and tourist-dependent areas. In addition, Perfumania stores across Florida were especially impacted by the devaluation of many major foreign currencies, including the Euro, while our stores in Puerto Rico continue to operate in an unstable economic environment.

“First quarter retail operations were affected by the transition of one of our largest accounts under our Scents of Worth division from a consignment to a wholesale relationship with Quality King Fragrance, which impacted our retail sales by over $8 million while increasing wholesale sales by $2 million in the quarter. While we expect this transition to continue to weigh on retail sales and gross margin dollars over the next couple of quarters, we expect it will led to improved inventory management and higher gross profit margins. Retail sales were also impacted by 12 average fewer stores in operation during the quarter, compared to the same period last year, as well as lower store foot traffic.

Mr. Katz, concluded, “Looking ahead, we remain confident in our prospects to capitalize on our scale, vertical integration and growth initiatives, and in our ability to successfully implement and leverage the various strategic initiatives we are undertaking, including additions to our senior management team, to help us better focus on the highly strategic areas of digital and consumer engagement, new designer and fashion fragrance launches, additional offerings of portable fragrances, body sprays, loyalty programs and omni-channel selling.”

Operating Review
Net sales during the thirteen weeks ended April 30, 2016, decreased 18%, compared to the first quarter of fiscal 2015, reflecting a decrease in same store sales and lower store count as the average number of stores operated was 306, compared to 318 in the prior year period.

Retail segment net sales decreased 24.7% to $51.7 million, compared with last year’s first quarter, due in large part to the transition of Scents of Worth's largest consignment account to a wholesale customer, fewer Perfumania stores compared with last year’s first quarter, as well as lower mall traffic at Perfumania stores.

Wholesale segment net sales decreased by 10.2% to $53.5 million from the first quarter of fiscal 2015. This included decreased sales for Quality Fragrance Group (QFG), from $36.4 million in the first quarter of fiscal 2015, to $34 million in the same period in fiscal 2016, related to weaker consumer demand in mass retailers and distribution opportunities due to the devaluation of many major foreign currencies. Parlux sales also decreased, from $23 million in the first quarter of fiscal 2015 to $19.1 million, due to weaker consumer demand in department stores.

Gross profit during the first quarter of fiscal 2016 was $51.8 million, a decrease of 17.1% compared to last year’s first quarter due to lower retail and wholesale net sales. Gross profit margin however improved by 50 basis points, from 48.7% to 49.2% in the first quarter of fiscal 2016.

Total operating expenses were $56.5 million during the first quarter, a decrease of 7.3% compared to last year’s first quarter, attributable to lower sales related expenses including commissions and advertising, and the reduction in store-related expenses such as rent and salaries due to 12 average fewer stores in operation this year as compared to the same period last year, partially offset by higher provision for bad debts related to a Panamanian distributor.

Interest expense was $1.7 million for the first quarter of fiscal 2016 and fiscal 2015. The Company did not record a tax provision during the first quarter of fiscal 2016 and fiscal 2015 since we experienced operating losses for both periods. The Company recorded a full valuation allowance against all deferred tax assets, thus no income tax benefit was recorded during the first quarter of fiscal 2016 and fiscal 2015.

This led to net loss of $6.4 million during the first quarter of fiscal 2016, compared to net loss of $0.2 million during last year’s first quarter.

Balance Sheet and Liquidity
Net cash used in operating activities during the first quarter was approximately $0.7 million, attributable to changes in working capital offset by the increase in net loss during the quarter.

Net cash used in investing activities was approximately $0.8 million during the first quarter, compared to $1.8 million during the prior year period as the result of fewer new store openings as well as decreased investment in information technology spending from the year prior.

Net cash used in financing activities during the first quarter was approximately $1.3 million, compared with $3.4 million provided by financing activities in the prior year period. The $4.7 million increase in cash used in financing activities is primarily due to lower borrowings under our bank line of credit as a result of a reduction in inventory levels and corresponding payments to trade vendors, as well as lower capital expenditures.

The Company has a $175 million revolving credit facility with a syndicate of banks, which is used for the Company's general corporate purposes and those of its subsidiaries, including working capital. The Company and certain of its subsidiaries are co-borrowers under the Senior Credit Facility, and the Company’s other subsidiaries have guaranteed all of their obligations thereunder. The Company was in compliance with all financial and operating covenants under the Senior Credit facility as of April 30, 2016. The Company had $78.6 million available to borrow under the Senior Credit Facility, which includes $25 million for letters of credit, based on the borrowing base at April 30, 2016.

Donna Dellomo, VP & Chief Financial Officer, commented, “Our company-wide focus remains on actively implementing a range of operating and technology initiatives to address the challenging retail environment. Customer traffic levels remain challenged and as such, we continue to evaluate our store base assets and how we approach and interact with our customers. We are making adjustments to become more efficient and productive in our operations and are evaluating our organizational and cost structures, aiming to lower operating costs, increase operating efficiencies and better leverage our vertically integrated business platform.

“Moving forward, we remain diligent in reviewing our operational practices to identify additional opportunities for continuous improvement and to drive shareholder value. We have confidence in our management team, organization and strong industry position and will remain focused in 2016 on stabilizing and strengthening the business, while maintaining the healthy high gross margins we are currently generating.”

About Perfumania Holdings, Inc.
Perfumania Holdings, Inc. (NASDAQ: PERF) is the largest specialty retailer and distributor of fragrances and related beauty products across the United States. Perfumania has a 30 year history of innovative marketing and sales management, brand development, license sourcing and wholesale distribution making it the premier destination for fragrances and other beauty supplies. As of April 30, 2016 the Company operated 303 corporate-owned retail stores as well as e-commerce, specializing in the sale of fragrances and related products across the United States, Puerto Rico, and the U.S. Virgin Islands. The Company also operates a wholesale distribution network. For additional information please visit www.perfumaniaholdings.com or contact us at perf@jcir.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “objective,” “assume,” “strategies” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our Senior Credit Facility, any deterioration of general economic conditions, including weaker than anticipated discretionary spending by consumers, competition, the ability to raise additional capital to finance our expansion and other factors included in our filings with the SEC. Copies of our SEC filings are available from the SEC or may be obtained upon request from us. You should also consider carefully the statements under “Risk Factors” in our Form 10-K which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Contact:
Perfumania Holdings, Inc.                JCIR
Donna Dellomo                        Joseph Jaffoni / Norberto Aja / Nicole Briguet
VP & Chief Financial Officer                (212) 835-8500
(631) 866-4157                        perf@jcir.com

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PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands, except share and per share amounts)

	April 30, 2016	January 30, 2016
	(unaudited)	(audited)
ASSETS:
Current assets:
Cash and cash equivalents	$2,887	$5,640
Accounts receivable, net of allowances of $3,226 and $1,233 as of April 30, 2016	32,496	29,602
and January 30, 2016, respectively
Inventories	213,849	221,336
Prepaid expenses and other current assets	9,731	9,862
Total current assets	258,963	266,440
Property and equipment, net	25,046	25,892
Goodwill	38,769	38,769
Intangible and other assets, net	18,729	19,945
Total assets	$341,507	$351,046

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,094	$32,175
Accounts payable – affiliates	180	300
Accrued expenses and other liabilities	28,298	33,205
Current portion of obligations under capital leases	1,288	1,248
Total current liabilities	63,860	66,928
Revolving credit facility	12,089	13,078
Notes payable – affiliates	125,366	125,366
Long-term portion of obligations under capital leases	898	1,223
Other long-term liabilities	61,694	60,474
Total liabilities	263,907	267,069
Commitments and contingencies
Shareholders' equity
Preferred stock, $0.10 par value, 1,000,000 shares authorized; as of April 30,	—	—
2016 and January 30, 2016, none issued
Common stock, $0.01 par value, 35,000,000 shares authorized; 16,392,012	164	164
shares issued as of April 30, 2016 and January 30, 2016
Additional paid-in capital	221,993	221,961
Accumulated deficit	(135,980)	(129,571)
Treasury stock, at cost, 898,249 shares as of April 30, 2016 and January 30, 2016	(8,577)	(8,577)
Total shareholders’ equity	77,600	83,977
Total liabilities and shareholders’ equity	$341,507	$351,046

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except share and per share amounts)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	April 30, 2016	May 2, 2015
Net sales	$105,139	$128,210
Cost of goods sold	53,370	65,732
Gross profit	51,769	62,478
Operating expenses:
Selling, general and administrative expenses	53,928	58,192
Share-based compensation expense	32	100
Depreciation and amortization	2,511	2,619
Total operating expenses	56,471	60,911
(Loss) income from operations	(4,702)	1,567
Interest expense	(1,707)	(1,732)
Loss before income tax provision	(6,409)	(165)
Income tax provision	--	--
Net loss	$(6,409)	$(165)
Net loss per common share:
Basic and diluted	$(0.41)	$(0.01)

Weighted average number of shares outstanding:
Basic and diluted	15,493,763	15,476,661

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)

	Thirteen Weeks	Thirteen Weeks
	Ended	Ended
	April 30, 2016	May 2, 2015

Cash flows from operating activities:
Net loss	$(6,409)	$(165)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs	86	86
Depreciation and amortization	2,511	2,619
Provision (recovery) for losses on accounts receivable	1,787	(303)
Share-based compensation	32	100
Changes in operating assets and liabilities:
Accounts receivable	(4,681)	(12,284)
Inventories	7,487	10,171
Prepaid expenses and other assets	405	(554)
Accounts payable	1,919	480
Accounts payable-affiliates	(120)	(127)
Accrued expenses and other liabilities and other long-term liabilities	(3,687)	(1,422)
Net cash used in operating activities	(670)	(1,399)
Cash flows from investing activities:
Additions to property and equipment	(809)	(1,766)
Net cash used in investing activities	(809)	(1,766)
Cash flows from financing activities:
Net (repayments) borrowings under bank line of credit	(989)	3,617
Principal payments under capital lease obligations	(285)	(247)
Proceeds from exercise of stock options	--	1
Net cash (used in) provided by financing activities	(1,274)	3,371
Net (decrease) increase in cash and cash equivalents	(2,753)	206
Cash and cash equivalents at beginning of period	5,640	1,533
Cash and cash equivalents at end of period	$2,887	$1,739
Supplemental Information:
Cash paid during the period for:
Interest	$214	$261
Income taxes	$109	$491

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